Exhibit 99.1

California Micro Devices Corporation

NEWS RELEASE

For More Information Contact:

Greg Miller, Chief Financial Officer

(408) 934-3144

gregm@calmicro.com

California Micro Devices Presents June Quarter Financial Results

MILPITAS, Calif. – July 29, 2004 – California Micro Devices (NASDAQ: CAMD) today announced its financial results for the first quarter of fiscal 2005, which ended on June 30, 2004. Revenue was $16.5 million, compared to $15.8 million in the prior quarter and $11.9 million in the same quarter a year ago. Diluted earnings per share were $0.09 compared to $0.08 in the prior quarter and a net loss per share of $0.08 a year ago. As previously announced, earnings for the quarter include a one-time charge of approximately $123,000 associated with the early retirement of the company’s Silicon Valley Bank loans while earnings last quarter included a one-time charge of approximately $219,000 related to the early retirement of our Industrial Revenue Bonds.

“Our June quarter revenue growth was driven by a 14 percent sequential increase in the sale of products for the Mobile market,” said Robert V. Dickinson, president and CEO. “Revenue from Computing and Digital Consumer products was flat, partly due to weaker than expected demand for both notebook and desktop computers, while non-core revenue declined as anticipated. I’m pleased to report that revenue from Mobile products was more than two-and-a-half times what it was in the June quarter of last year while the total revenue from our core business grew by 75 percent.”

Posting a five percent sequential increase in bookings and a book-to-bill ratio slightly over one in its core business, the company saw overall bookings drop by nine percent from the prior quarter due to a decline in orders for Medical products. “Design wins for the quarter reached a new high of 195 with record levels both for Mobile and for Computing and Digital Consumer products,” Dickinson added.

Guidance Conference Call Today

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its June quarter financial results. Within the USA, interested parties can access the conference call by dialing (800) 218-8862. International parties may gain access by dialing (303) 262-2075. No password is necessary.

Telephone replay of the conference call will be available from approximately 4:00 p.m. Pacific Time today, and continuing for one year. To access this recording from within the USA, please dial (800) 405-2236 and enter the conference pass code 570198. International callers may gain access by dialing (303) 590-3000 and entering the same pass code.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog semiconductor products for the mobile, computing and digital consumer markets. Key products include Application Specific Integrated Passive™ (ASIP™) devices plus power management and interface ICs. Detailed corporate and product information may be accessed at www.calmicro.com.

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All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ and Application Specific Integrated Passive™ are trademarks of California Micro Devices.

All other trademarks are property of their respective owners.

California Micro Devices Corporation

CONDENSED BALANCE SHEETS

(amounts in thousands, except share quantities)

	June 30, 2004	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$14,926	$20,325
Short-term investments	17,325	—
Accounts receivable, less allowance for doubtful accounts of $76 and $76, respectively	8,841	6,134
Inventories	6,883	6,521
Prepaid expenses and other current assets	870	911

Total current assets	48,845	33,891
Property, plant and equipment, net	7,088	6,985
Other long-term assets	177	229

TOTAL ASSETS	$56,110	$41,105

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,600	$4,498
Accrued liabilities	2,451	4,560
Deferred margin on shipments to distributors	2,776	2,459
Current maturities of long-term debt and capital lease obligations	234	2,568

Total current liabilities	12,061	14,085
Long-term debt and capital lease, less current maturities	21	4,684
Other long-term liabilities	30	33

Total liabilities	12,112	18,802

Commitments and contingencies
Shareholders’ equity:
Common stock—no par value; 25,000,000 shares authorized; shares issued and outstanding: 21,446,811 as of June 30, 2004 and 19,788,088 as of March 31, 2004	104,729	84,991
Accumulated other comprehensive income (loss)	(1)	—
Accumulated deficit	(60,730)	(62,688)

Total shareholders’ equity	43,998	22,303

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,110	$41,105

California Micro Devices Corporation

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2004	2003
Net sales	$16,472	$11,909
Cost and expenses:
Cost of sales	9,906	9,156
Research and development	1,206	1,052
Selling, general and administrative	3,226	2,678

Total costs and expenses	14,338	12,886

Operating income (loss)	2,134	(977)
Other expense, net	115	243

Income (loss) before income taxes	2,019	(1,220)
Income taxes	61	—

Net income (loss)	$1,958	$(1,220)

Net income (loss) per share–basic	$0.09	$(0.08)

Weighted average common shares and share equivalents outstanding–basic	20,772	15,885

Net income (loss) per share–diluted	$0.09	$(0.08)

Weighted average common shares and share equivalents outstanding–diluted	22,760	15,885